EXHIBIT 10.7

Description of Executive Compensation

For the fiscal year ended September 2, 2005 compensation paid to the executive officers consisted of their individual salaries, a bonus paid equally to all employees in December 2004, Company matching 401K contributions, and for the Chief Executive officer, life insurance premiums paid by the Company. These amounts were as follows:

Name and Position	Salary	Bonus	401k Contribution	Life Insurance Premium	Total

Robert A. Placek Chairman of the Board, President and Chief Executive Officer; Director	$179,078	$500	$8,692	$17,055	$205,325

C. Troy Woodbury, Jr. Treasurer and Chief Financial Officer; Director	$131,424	$500	$8,692	$-	$140,616

Ned L. Mountain President and Chief Operation Officer of WCI; Director	$140,000	$500	$7,449	$-	$147,949

These compensation arrangements continue in effect in fiscal 2006.